Exhibit 99.2

Operator’s Opening Script:

Welcome to the First Quarter 2019 Healthcare Trust, Inc. webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2018 filed on March 14, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Also during today's call, we will discuss non-GAAP financial measures of Global Net Lease, Inc., or GNL, and Healthcare Trust, Inc., or HTI. Both REITs are advised by affiliates with our advisor and also make filings with the SEC. These measures should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The performance of these other entities should also not be used to predict the performance or business plan of HTI. Each company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the most recent earnings release for GNL (available on GNL’s website at www.globalnetlease.com) and part of the 1st quarter 2019 investor presentation for HTI (available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hello everyone, this is Mike Weil, CEO of AR Global and Healthcare Trust, Inc. I would like to review a few updates about the AR Global platform before going through the 1st quarter webinar materials for Healthcare Trust, Inc.

AR Global now manages two non-traded REITs and two publicly traded REITs, as we recently completed the planned liquidation process for Healthcare Trust III, Inc. Regarding Healthcare III, the second and final distribution of $2.29 per share was issued to shareholders on March 7, 2019. For our two operating non-traded REITs, New York City REIT and Healthcare Trust, Inc., we remain focused on readying each company for an eventual full-cycle liquidity event. Key initiatives for these REITs include executing upon additional lease-up opportunities to drive occupancy and earnings, to actively manage the capital structure through select financing transactions, and deploying all available capital to grow these portfolios.

American Finance Trust, one of our publicly traded REITs, listed its shares on the Nasdaq in July 2018. 100% of AFIN’s outstanding shares are now freely tradeable, as the final 25% of those outstanding shares became tradeable in January 2019. AFIN’s $3.6 billion portfolio consists of single-tenant and multi-tenant properties in the U.S. with a high concentration of service-retail assets. At the end of the first quarter, the company has expanded to 682 properties with an overall portfolio occupancy of nearly 94% and an average contractual rent growth of 1.3% per year. The weighted-average remaining lease term for the portfolio at the end of the year was 8.8 years.

Global Net lease, or GNL, is our other publicly traded REIT, and the REIT saw first quarter revenue increase 11% year-over-year to $75 million and first quarter AFFO increased year-over-year to $40 million. GNL finished the quarter very strong as the company closed on $35 million of properties and capital expenditures in the first quarter, at an average cap rate of 7.7% with 9.3 years weighted-average lease term. GNL continues to see buying opportunities in the market as it maintains a robust pipeline of high quality net-lease assets leased long-term to creditworthy tenants. GNL continues to have success in the capital markets, and it recently issued a gross amount of $153 million of additional common equity in January of 2019. Net proceeds were used to repay a portion of the amounts outstanding under the Revolving Credit Facility. Consistent with our intention to use these proceeds to fund acquisitions, we have and will continue to re-borrow portions of the amounts repaid under the Revolving Credit Facility as funding is needed.

The majority of HTI’s Net Operating Income is generated by two key segments, Medical Office Buildings and Senior Housing Operating Properties, and these segments account for over 90% of the REIT’s NOI. HTI plans to continue to identify and acquire new quality medical properties, while focusing on organic NOI growth within the existing portfolio through the implementation of new property operators and other asset management initiatives.

New York City REIT continues to improve occupancy at 9 Times Square and 123 William Street through its comprehensive lease-up plan. First Quarter 2019 occupancy for NYCR’s entire portfolio was 94.6%, an increase of approximately 7% from 88.0% at the end of the first quarter 2018. We believe this positive leasing momentum will lead to improved earnings for the REIT by increasing revenue from tenants and NOI. We will continue to monitor opportunities for a potential liquidity event as the portfolio continues on its upward trajectory.

I would like to thank you for joining us on today’s call, and now we will begin today’s presentation.

HTI Webinar Script

Slide 2: Executive Summary – (Mike Weil)

Healthcare Trust Inc. owns $2.6 billion of healthcare real estate focused on two strong and healthy sectors – Medical Office (“MOB”) and Seniors Housing Operating Properties (“SHOP”). These two segments represent over 90% of HTI’s net operating income. Medical Office continues to be a consistent performer within the HTI portfolio, with predictable and stable rent along with contractual rent increases.

The Company’s SHOP portfolio continues to benefit from operating improvements resulting from the addition of John Rimbach and his team as they actively manage the senior housing portfolio. John brings strong expertise in senior housing management, which he has built over a successful 30-year career and an experienced operating team with him to our advisor. The team is actively transitioning some properties to new operators in order to simplify asset management and drive incremental earnings. Additionally, John will take the lead on the acquisition of new SHOP properties while also identifying select disposition opportunities within this segment of HTI’s portfolio.

Management is committed to proactive asset management and continues to drive improvement in the portfolio through incremental leasing, which includes new leases and the extension and expansion of existing leases, replacement of underperforming operators, and select property acquisitions and dispositions. HTI successfully closed on $30 million of new acquisitions during the first quarter, consisting of three multi-tenant, triple net leased medical office buildings with long-term leases, further improving HTI’s overall portfolio.

Slide 3: Portfolio Snapshot - (Mike Weil)

As of March 31, 2019, HTI owned a $2.6 billion, 189 property U.S. healthcare portfolio with approximately 9.0 million square feet. The portfolio consists of 109 medical office buildings, 58 senior housing operating properties, 4 triple net leased senior housing properties, 9 post-acute and skilled nursing facilities, 6 hospitals, 2 land parcels and 1 development property.

The medical office buildings were 91.1% occupied with a weighted average remaining lease term of 5.2 years. The senior housing operating properties were 84.4% occupied and the senior housing triple-net leased properties were 100% occupied with a weighted average remaining lease term of 11.8 years. The post-acute/skilled nursing properties were 100% leased at quarter-end with a weighted average remaining lease term of 9.1 years and the hospitals were 90.7% leased with a weighted average remaining lease term of 7.8 years.

We are very pleased with HTI’s portfolio mix, with a significant focus on two strong and healthy sectors: Medical Office and SHOP. As we grow the portfolio, we plan to continue emphasizing these property types within our acquisition strategy.

I would now like to turn the call over to Katie Kurtz, HTI’s Chief Financial Officer.

Slide 4: Credit Facility Recast – (Katie Kurtz)

Thank you, Mike. I would like to highlight the successful completion of the refinancing of HTI’s credit facility. On March 13, 2019, HTI successfully closed on the recast of the corporate credit facility which upsized the total commitments under the credit facility from $565 million to $630 million, representing a $65 million increase. Additionally, the new facility provides a new 5-year term through 2024, if the Company elects its one-year extension option on the revolving portion of the credit facility. Closing on this upsized credit facility with favorable terms illustrates the Company’s ability to effectively manage HTI’s balance sheet and capital structure.

Slide 5: Capital Structure Overview – (Katie Kurtz)

Turning the page, Slide 5 provides a snapshot of HTI’s capital structure at the end of the first quarter 2019. As you can see here, our total debt outstanding was $1.1 billion with a net debt position of $991 million. With real estate assets of approximately $2.6 billion, our net debt to real estate assets ratio was 38.5%.

As of March 31, 2019, HTI’s New Credit Facility had an outstanding balance of $234 million. The weighted-average interest rate for the Credit Facilities at the end of the first quarter 2019 was approximately 4.8%. As of March 31, 2019, the Company had $462 million in secured mortgage debt. We continue to seek to improve the Company’s capital structure by extending HTI’s debt maturity profile, and locking in long-term attractive financing rates.

I would now like to turn the call back to Mike for some discussion about HTI’s Corporate Initiatives.

Slide 6: Corporate Initiatives – (Mike Weil)

Thanks Katie. The Company has identified, and continues to pursue, the following key initiatives:

1.	HTI will continue to focus on the most attractive sectors in healthcare, particularly medical office and senior housing operating properties, and is actively pursuing acquisitions in these spaces.

2.	HTI will seek to actively manage assets for optimal profitability, including incremental leasing of vacant space, transitioning select triple-net senior housing properties to a senior housing operating structure, extending current leases, and replacing underperforming managers and tenants for improved earnings and value, and

3.	HTI will remain committed to maintaining its strong balance sheet. The company has a conservative leverage profile to support its real estate portfolio. As Katie mentioned, net leverage remains under 40%, and the recently closed $630 million refinanced credit facility provides additional liquidity and flexibility.

Slide 7: Healthcare Market Overview - (Mike Weil)

As it relates to continued investment in the sector, in our view, the healthcare real estate market remains healthy. Medical office fundamentals have remained strong, and this asset class continues to be a central piece of the HTI portfolio.

Investor demand for senior housing properties remains strong and cap rates have remained relatively stable, and in a similar range to the medical office buildings. Accelerated aging demographics should provide a positive tailwind for this segment.

We do remain cautious on skilled-nursing facilities and we are more oriented towards selective dispositions for this asset type.

Our acquisition strategy continues to focus on the quality healthcare sectors of MOBs and senior housing operating properties, along with the acquisition of select triple-net properties.

Slide 8: Organizational Leadership – (Mike Weil)

Our management team has significant experience both in the industry and with AR Global sponsored programs, including previous healthcare offerings on the AR Global platform. We are confident we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

With that, I'll turn the call over to Katie to walk us through the Share Repurchase Program in more detail and then I will follow up with some closing remarks.

Slide 9: Supplemental Information – (Katie Kurtz)

Please turn to slide 9 entitled ‘Supplemental Information’

The most recent redemption cycle commenced on March 13, 2018 and went up to and through December 31, 2018. On March 27, 2019, the Company announced that the Board approved an amendment to the SRP extending the date on which any repurchases are to be made in respect of requests made during this period to no later than April 30, 2019. This SRP amendment became effective on March 28, 2019. The Company completed the repurchases in April 2019.

As a reminder, HTI’s SRP allows the company to process only those share repurchase requests submitted in connection with a shareholder’s death or qualifying disability. SRP requests are processed following the end of each six-month period ending on June 30th and December 31st of each year. Repurchases are processed and paid in the timeframes identified by the board subsequent to these periods in an amount equal to the estimated per share net asset value or NAV in effect on the last day of the fiscal semester, or the six-month period ending June 30 or December 31.

Closing Statements - (Mike Weil)

We thank you for joining us today. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063. Thank you.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

Thank you for attending today’s presentation. You may now disconnect.